Exhibit 99.1

For Immediate Release September 23, 2014	Contact:	Media: Melissa Andrews 864.286.4425 melissa.andrews@scansource.com

Investors: Mary Gentry 864.286.4892 mary.gentry@scansource.com

SCANSOURCE COMPLETES ACQUISITION OF IMAGO GROUP PLC

GREENVILLE, SC – ScanSource, Inc. (NASDAQ: SCSC), the leading international value-added distributor of specialty technology products, has closed its purchase of Imago Group plc, Europe’s leading value-added distributor of video and voice communications equipment and services (“Imago”). ScanSource announced the execution of a non-binding letter of intent to acquire Imago on August 21, 2014. With the closing, ScanSource has acquired Imago’s operations in the United Kingdom, France, and their recently acquired business in Germany. The acquisition of Imago represents the next step in ScanSource’s strategy to be the leading value-added distributor of video, voice and data solutions for resellers in Europe.

ScanSource’s increased footprint will benefit value-added resellers focused on collaboration solutions, by positioning them to support their end-user customers who need international deployments across Europe and the United States.

“We are excited to have Ian Vickerage and his team of more than 120 very talented employees as a part of ScanSource,” said Mike Ferney, president, Worldwide Communications and Services. “The Imago team, along with our ScanSource Communications team in Europe led by Rudy De Meirsman, will now total nearly 200 people, delivering video, voice and data solutions from the leading brands. As these two teams begin to work together, there will be tremendous cross-selling opportunities for resellers and vendors alike.”

The acquisition is expected to be accretive to earnings per share and ROIC in the first year after closing, excluding one-time acquisition costs.

Safe Harbor Statement

This press release contains comments that are “forward looking” statements that involve risks and uncertainties; these statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Any number of important factors could cause actual results to differ materially from anticipated results, including, but not limited to, the failure for the acquisition of Imago to be accretive to earnings per share and ROIC in year one and the continued ability for Imago to demonstrate continued sales growth. For more information concerning other factors that could cause actual results to differ from anticipated results, see the Company’s annual report on Form 10-K for the year ended June 30, 2014 filed with the Securities and Exchange Commission. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to make any revisions to the forward-looking statements or to reflect events or circumstances after the date of this press release.

About Imago

Imago Group plc is Europe’s largest video solutions company. Services offered by Imago include video conferencing and online meeting technology including video streaming, audio conferencing and IPTV and the company also provides projectors and presentation systems, HD cameras, interactive whiteboards and LCD displays. Imago has achieved certification under ISO9001 and Investors in People. The company has been operating successfully in the UK market since 1991 and in the French market since 2003 and has recently acquired Vitec, one of Germany’s largest video solutions distributors. Imago has been included in The Sunday Times International Track 200 2012, a league table ranking Britain’s private companies according to the growth of their overseas sales. Imago is the only company involved in the distribution of video solutions to be included in the list. This year Imago has also been ranked 70th in the Thames Valley 250 list which ranks companies in the Thames Valley area according to their sales.

About ScanSource, Inc.

ScanSource, Inc. (NASDAQ: SCSC) is the leading international distributor of specialty technology products, focusing on point-of-sale (POS) and barcode, communications and physical security solutions. ScanSource’s teams provide value-added services and operate from two technology segments, Worldwide Barcode & Security and Worldwide Communications & Services. ScanSource is committed to helping its reseller customers choose, configure, and deliver the industry’s best products across almost every vertical market in North America, Latin America and Europe. Founded in 1992, the Company ranks #751 on the Fortune 1000. For more information, visit www.scansource.com.

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